EXHIBIT 99.3 -- Report of Management

			Countrywide
			HOME LOANS

			2900 Madera Road
       		        Simi Valley, California 93065-6298
			(805) 955-1000



			Management's Assertion

March 17, 2005


As of and for the year ended December 31, 2004, Countrywide Financial Corporation and Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, Inc. ("CHL"), and Countrywide Home Loans Servicing, L.P., a wholly owned subsidiary of CHL) ("the Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $100 million, respectively.


/s/ Thomas K. McLaughlin
Thomas K. McLaughlin
Executive Managing Director and
Chief Financial Officer

/s/ Kevin Meyers
Kevin Meyers
Managing Director, Chief Financial Officer
Loan Administration